Exhibit 99.1

NEWS RELEASE

Contacts:         Bob Halliday

Chief Financial Officer

978.282.7597

bob.halliday@vsea.com

or

Mary Wright

Director, Financial Communications

978.282.5859

mary.wright@vsea.com

Varian Semiconductor Equipment Associates, Inc. Reports

Fiscal 2004 First Quarter Earnings

GLOUCESTER, MA, January 29, 2004 – Varian Semiconductor Equipment Associates, Inc. (Nasdaq: VSEA) today announced results for its fiscal 2004 first quarter ended January 2, 2004.

Revenue for the first quarter of fiscal 2004 totaled $101.8 million, compared to revenue of $83.7 million for the same period a year ago. The Company reported net income of $4.8 million, or $0.13 per diluted share during the first quarter of fiscal 2004, compared to $2.8 million, or $0.08 per diluted share for the same period a year ago. Gross margin was 42 percent for both the first quarter of fiscal 2004 and 2003.

Richard A. Aurelio, Varian Semiconductor’s chairman and chief executive officer, said, “Recent trends in the marketplace, such as the shift to 300mm tools, the transition to single-wafer high current processing at advanced technology nodes and the requirement of higher productivity medium current tools all favor Varian Semiconductor.”

Robert J. Halliday, chief financial officer, provided forward guidance, “We currently expect revenue for the second quarter of fiscal 2004 to be between $120 and $130 million and gross margin as a percentage of revenue to be in the mid 40s. Earnings per share is expected to range between $0.32 and $0.40 per diluted share.”

Halliday also commented, “Cycle time improvements implemented in our manufacturing facility during the recent downturn are expected to contribute to our strong operating leverage as shipment volume increases. During the second quarter of fiscal 2004, we anticipate the number of our tool shipments to increase by approximately 33 percent from the first quarter of fiscal 2004.”

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VSEA Announces FY 2004 Q1 Results	Page 2	January 29, 2004

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:00 p.m. eastern time today to discuss the Company’s operating results and outlook. Access to the call is available through the investor relations page on the Company’s website at www.vsea.com. Should the Company refer to any measures not prepared in accordance with generally accepted accounting principles during the call, a reconciliation to the most directly comparable GAAP measures will be made available on the Company’s website, under the heading GAAP to Pro forma Reconciliation. Replays will be available via the website for two weeks after the call.

About Varian Semiconductor

Varian Semiconductor Equipment Associates, Inc. is a leading producer of ion implantation equipment used in the manufacture of semiconductors. The Company is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in the Company’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, the Company’s guidance for second quarter fiscal 2004 revenue, gross margin and earnings per share, market share, market acceptance, business activity, competitive position, productivity advantages, investment in research and development, and technological improvements and benefits, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; the Company’s dependence on a small number of customers; the Company’s ability to manage factory operations and efficiently use resources; fluctuations in the Company’s quarterly operating results; the Company’s transition to new products; uncertain protection of the Company’s patent and other proprietary rights; concentration in the Company’s customer base and lengthy sales cycles; the Company’s reliance on a limited group of suppliers; potential environmental liabilities; the Company’s dependence on certain key personnel; the Company’s limited operating history; and the risk of substantial indemnification obligations under the agreements governing the spin-off of the Company from Varian Associates, Inc. on April 2, 1999. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K and in other reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee any future results, levels of activity, performance or achievement. The Company undertakes no obligation to update any of the forward-looking statements after the date of this release.

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VSEA Announces FY 2004 Q1 Results	Page 3	January 29, 2004

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fiscal Three Months Ended
	Jan. 2, 2004	Dec. 27, 2002
Revenue
Product	$86,439	$61,940
Service	13,310	19,320
Royalty	2,094	2,449

Total revenue	101,843	83,709
Cost of revenue	59,461	48,264

Gross profit	42,382	35,445

Operating expenses
Research and development	16,265	13,569
Marketing, general and administrative	19,808	18,931

Total operating expenses	36,073	32,500

Operating income	6,309	2,945
Interest income, net	856	1,236
Other income, net	3	58

Income before income taxes	7,168	4,239
Provision for income taxes	2,365	1,398

Net income	$4,803	$2,841

Weighted average shares outstanding—basic	35,503	33,915
Weighted average shares outstanding—diluted	36,711	34,746
Net income per share—basic	$0.14	$0.08
Net income per share—diluted	$0.13	$0.08

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VSEA Announces FY 2004 Q1 Results	Page 4	January 29, 2004

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Jan. 2, 2004	Oct. 3, 2003
ASSETS
Current assets
Cash and cash equivalents	$253,090	$310,481
Short-term investments	91,759	40,021
Accounts receivable, net	96,906	63,048
Inventories	74,827	59,228
Deferred income taxes	28,650	28,486
Other current assets	24,410	19,906

Total current assets	569,642	521,170
Property, plant and equipment, net	43,874	47,013
Other assets	15,268	15,351

Total assets	$628,784	$583,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable and current portion of long-term debt	$5,974	$5,805
Accounts payable	31,470	22,530
Accrued expenses	36,854	36,086
Product warranty	7,004	7,684
Deferred revenue	31,115	23,392

Total current liabilities	112,417	95,497
Long-term accrued expenses	5,067	5,198
Deferred income taxes	4,321	4,321
Long-term debt	4,457	4,551

Total liabilities	126,262	109,567

Stockholders’ equity
Common stock	359	350
Capital in excess of par value	314,235	290,443
Retained earnings	188,015	183,212
Accumulated other comprehensive loss	(87)	(38)

Total stockholders’ equity	502,522	473,967

Total liabilities and stockholders’ equity	$628,784	$583,534

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